SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                       Securities and Exchange Act of 1934


         Date of Report (Date of earliest event reported) APRIL 17, 1998


                         Property Resources Equity Trust
             (Exact Name of Registrant as Specified in its Charter)





California                                  0-15880             94-3959770
State or other jurisdiction of       Commission File Number    IRS Employer
incorporation                                             Identification Number


                     1800 Gateway Drive, San Mateo, CA 94404
               (Address of Principal Executive Offices) (Zip Code)


        Registrant's telephone number, including area code: (650)312-3000


ITEM 5:  OTHER MATERIAL EVENTS

On Monday, April 17, 1998, the Registrant sent the letter attached hereto as Exhibit "1", to the shareholders of the Registrant.



Dated:   April 21, 1998                     PROPERTY RESOURCES EQUITY TRUST



                                            BY: /S/ DAVID P. GOSS
                                                    David P. Goss
                                                    President


EXHIBIT "1"



April 17, 1998




Dear Shareholders,

Last fall we announced the beginning of Property Resources Equity Trust's (PRET) liquidation phase. This report is intended to update you on the progress of PRET's liquidation. A note in the amount of $710,491 which was carried back on the sale of the Agora office building has just paid off in full. We intend to make a distribution of these proceeds with the next dividend payable at the end of June.

We have also listed for sale the Good Guys Plaza shopping center and anticipate receiving offers shortly. Although we cannot, of course, assure completion of the sale of Good Guys Plaza or the timing of liquidation distributions, we currently anticipate that the property will be sold this year. Assuming, the sale of Good Guys Plaza and the note proceeds mentioned above, we estimate that PRET shareholders could receive an aggregate liquidating distribution of approximately $3.00 per share.

It has come to our attention that one or more parties have recently been soliciting PRET shareholders with an offer to purchase their shares at $1.25. In view of the anticipated proceeds from the liquidation of PRET, we believe that such offers do not adequately reflect the current value of your shares.

Should you have any questions about your investment please call David Popelka at 650/312-5789.


Very truly yours,


/S/ DAVID P. GOSS
David P. Goss
President